Exhibit 99.4

News Release

For Immediate Release

WEST FRASER ANNOUNCES PRELIMINARY RESULTS OF SUBSTANTIAL ISSUER BID

VANCOUVER, B.C., June 3, 2022 – West Fraser Timber Co. Ltd. (“West Fraser” or the “Company”) (TSX and NYSE: WFG) announced today the preliminary results of its substantial issuer bid (“SIB”), pursuant to which West Fraser offered to purchase for cancellation up to US$1.25 billion of its common shares (“Shares”). The SIB expired at 5:00 p.m. (Vancouver time) on Thursday, June 2, 2022.

In accordance with the terms and subject to the conditions of the SIB and based on the preliminary calculations of Computershare Investor Services Inc. (“Computershare”), as depositary for the SIB, West Fraser expects to take up and pay for approximately 11.898 million Shares at a price of approximately US$95 per Share, representing an aggregate purchase price of approximately US$1.130 billion.

West Fraser currently expects that all shareholders who made auction tenders and purchase price tenders will have 100% of their successfully tendered Shares purchased by West Fraser at the purchase price.

The number of Shares to be purchased and the purchase price referred to above are preliminary, remain subject to verification by Computershare and assume that all Shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. Upon take up and payment of the Shares purchased, West Fraser will release the final results.

For Canadian federal income tax purposes, a deemed dividend arises on the repurchase of Shares under the SIB. To assist shareholders in determining the Canadian tax consequences of the SIB, West Fraser estimates that for the purposes of the Income Tax Act (Canada), the paid-up capital per Share is C$17.49. West Fraser designates the entire amount of the deemed dividend arising from its repurchase of the Shares under the SIB as an “eligible dividend” for purposes of the Income Tax Act (Canada) and any corresponding provincial and territorial tax legislation.

For the purposes of subsection 191(4) of the Income Tax Act (Canada), the “specified amount” in respect of each Share is US$79.95.

The full details of the SIB are described in the offer to purchase and issuer bid circular dated April 26, 2022, as well as the related letter of transmittal and notice of guaranteed delivery, copies of which were filed and are available on SEDAR at www.sedar.com and on EDGAR at www.sec.com.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell West Fraser’s shares.

About West Fraser

West Fraser is a diversified wood products company with more than 60 facilities in Canada, the United States, the United Kingdom, and Europe. From responsibly sourced and sustainably managed forest resources, the Company produces lumber, engineered wood products (OSB, LVL, MDF, plywood, and particleboard), pulp, newsprint, wood chips, other residuals, and renewable energy. West Fraser’s products are used in home construction, repair and remodelling, industrial applications, papers, tissue, and box materials.

Forward-Looking Statements

This news release contains forward-looking information or forward-looking statements (collectively, “forward-looking statements”) within the meaning of applicable securities laws, including statements relating to the SIB, the actual number of Shares to be taken up and paid for in connection with the SIB, the purchase price and other statements that are not historical facts, are “forward-looking statements” within the meaning of Canadian and United States securities laws. Any such forward-looking statements are based on information currently available to us and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends and current conditions, including the assumption that the conditions to completion of the SIB will be satisfied. Readers should also refer to the risk factors set forth in the Company’s annual information form and management’s discussion and analysis for the year ended December 31, 2021, each dated February 15, 2022, available at SEDAR (www.sedar.com) and EDGAR (www.sec.gov/edgar.shtml). There can be no assurance that the plans, intentions or expectations upon which forward-looking statements are based will be realized. Actual results may differ, and the difference may be material and adverse to the Company and its shareholders.

For More Information

Investor Contact

Robert B. Winslow, CFA

Director, Investor Relations & Corporate Development

Tel. (416) 777-4426

shareholder@westfraser.com

Media Contact

Joyce Wagenaar

Director, Communications

Tel. (604) 817-5539

shareholder@westfraser.com

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